Exhibit 99.2

January 25, 2021

Dear Apollo Limited Partners:

I am writing to address the recently concluded independent review conducted by the Conflicts Committee of Apollo’s Board, and to discuss some proposed changes to the firm’s governance that I have been considering for some time now. There is nothing more important to me than my relationships with Apollo’s shareholders, and the investors and limited partners in the funds Apollo manages. I hope that the results of the review, and related enhancements discussed below, will reaffirm to you that Apollo is dedicated to the highest levels of transparency and governance.

As you know, on October 20, 2020, at a regularly scheduled meeting of Apollo’s Board, I requested an independent, outside review regarding my previous relationship with Jeffrey Epstein. Shortly after the Board meeting, the Conflicts Committee—which is comprised of three independent directors—engaged highly experienced counsel at Dechert LLP to conduct the review. Dechert conducted an exhaustive review—which involved the review of more than 60,000 documents and the interviews of more than twenty individuals—and recently presented its report to the Committee. A copy of the Committee’s written report, which will be released publicly today, is linked here: [Insert link]

The report confirms several important facts that were previously disclosed. Apollo did no business with Mr. Epstein. Mr. Epstein provided extensive professional services to my family partnership and related entities, for which he was paid. No other Apollo employee ever engaged Mr. Epstein or used his professional services. Dechert found no evidence that I had any involvement with Mr. Epstein’s egregious conduct or engaged in wrongdoing of any kind. Dechert determined that the fees paid to Mr. Epstein were for legitimate professional services, vetted by reputable law firms and accountants, for significant value received—and the facts in the report reflect my belief that I paid Mr. Epstein a fee roughly equivalent to 5% of the value he generated on an after-tax basis and not tied to hourly rates. It is important to emphasize that both Apollo and I condemn Mr. Epstein’s reprehensible conduct in the strongest possible terms, and, as I have previously stated, I deeply regret having had any involvement with Mr. Epstein.

I am deeply appreciative of the tireless work of the Committee and its counsel over the past several months, including over the busy holiday season. I hope the Committee’s thorough review and report will put to rest any remaining questions about my relationship with Mr. Epstein, and I encourage each of you to review it carefully.

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Apollo Global Management, Inc. 9 West 57th Street New York NY 10019 +1 212.515.3200	1

I have spent the last three decades working closely with my co-founders and the entire Apollo team to build a world-class and industry-leading institution. It is my life’s work, and I am extremely proud of everything that has been accomplished—especially the extraordinary returns the firm has achieved on behalf of its valued investors, which have helped all of you fulfill your important missions. As the firm has matured and expanded, and as market conditions and expectations have changed, I have been giving significant thought to the future direction and leadership of the firm.

For the better part of a decade, since Apollo’s IPO in early 2011, I have focused on modernizing and institutionalizing the firm and developing and grooming Apollo’s next generation of leadership for the long-term. The firm is no longer one run solely by three founders. In addition to Josh, Marc and me, Apollo’s Co-Presidents—Jim Zelter and Scott Kleinman—oversee all of the firm’s revenue-generating and investing businesses. Apollo has a robust Management Committee, with over a dozen senior executives, and a Leadership Advisory Forum, comprised of over sixty global firm leaders. Apollo has always focused on recruiting, retaining and promoting the very best talent, and the results speak for themselves. During the last quarter, despite difficult global headwinds, the strength of Apollo’s team has enabled the firm to grow AUM by $22 billion, to a total of $455 billion across the firm’s private equity, credit and real assets as well as its insurance platforms.

As part of this continual evaluation and evolution, I am keenly aware that Apollo must continue to innovate and improve its corporate governance processes and focus on creating an enduring world-class financial institution with a best-in-class governance structure. With that goal in mind, I am announcing several governance enhancements, and requesting that the Apollo Board and Executive Committee evaluate and consider implementing additional changes:

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Leadership Transition. I believe it is important to begin an orderly transition of firm leadership at this time. I have advised the Apollo Board that as I near my 70th birthday this July, I will retire as CEO on or before that date, consistent with best-in-class governance practices. I will remain Chairman of the Apollo Board, focusing on strategic planning, growth initiatives and investment opportunities. Given the extraordinary strength and depth of Apollo’s management team, I believe now is the right time to begin this process—especially since Marc has informed me that he is returning to Apollo full time from his semi-sabbatical. Marc has been instrumental in the development of the firm’s yield and insurance platforms, which now encompass more than 70% of the firm’s AUM and has also been critical in the development of the firm’s opportunistic business. Marc will play a significant role in further expanding these businesses going forward, as well as focusing on the continued development of the firm’s management team, strategic initiatives, enhancement of the firm’s relationships with its most important institutional and insurance clients, and development of investment opportunities for our clients. The

Apollo Global Management, Inc. 9 West 57th Street New York NY 10019 +1 212.515.3200	2

Executive Committee, with the support of the Board, has unanimously determined that Marc should be my successor as CEO of Apollo when I step down. As Marc moves into the CEO role, Josh will continue to focus on expanding our global search for investor returns, which is at the core of our success. For the past ten years, Josh has transformed and modernized our firm from a private organization to a well-run public company with a deep leadership bench, a global limited partner network and a majority of independent shareholders. He will continue to work alongside Marc with our global limited partner and investor base, and as a Co-Founder and member of the Board and Executive Committee.

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Shareholder structure. In September 2019, Apollo completed its conversion from a publicly traded partnership to a corporation. I believe that it is in the best interests of the company and its shareholders to further simplify the existing voting framework, and adopt a “one share, one vote” structure, which will ensure that shareholders’ voting rights track their economic interests. To that end, I intend to ask the Executive Committee and the Board, subject to appropriate corporate and regulatory approvals, to evaluate and to consider canceling the Class C common share that currently provides the co-founders with extra voting rights. I also believe the Board should examine moving to a single class of common stock, which I believe will enable Apollo to qualify for listing on the S&P Global indices.

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Board governance. I believe Apollo should strengthen its board governance structure. As part of this process, I am pleased that Apollo is welcoming the following individuals as new directors: Pamela Joyner, an esteemed business leader and founder of Avid Partners; Siddhartha Mukherjee, a world-renowned scientist, oncologist and Pulitzer Prize-winning author; and Scott Kleinman and Jim Zelter, our Co-Presidents. We intend to add at least two additional independent directors with broad experience and key expertise, to form a truly blue-ribbon board of directors. The Board currently delegates much of the responsibility and legal authority for supervising the business to an Executive Committee comprised of Josh, Marc and me. I believe it is time for the Executive Committee and the Apollo Board, again subject to obtaining appropriate corporate and regulatory approvals, to consider empowering the full Board to oversee all aspects of the company.

My goal is to strengthen Apollo for the long term, ensure that the firm’s governance structure is best-in-class, and create new opportunities for the company and its investors. I am excited by Apollo’s future prospects, as the firm continues to focus on helping investors meet the retirement needs of their participants. This is a compelling growth opportunity.

In the wake of the intense public focus on Mr. Epstein, some of you have asked how Apollo manages reputational risk. As a firm, we historically have taken a conservative approach to issues that could give rise to reputational concerns—such as legal, regulatory, or security risks. In recent years, however, the reputational risks facing Apollo and the entire industry

Apollo Global Management, Inc. 9 West 57th Street New York NY 10019 +1 212.515.3200	3

have dramatically increased due to a variety of factors, all of which have resulted in enhanced public scrutiny of our business. In addition, I recognize that as Apollo has matured, the firm takes on an enhanced obligation to demonstrate leadership in the increasingly critical environmental, social and governance (“ESG”) areas.

As the risk landscape has intensified, Apollo has recently invested substantial resources to manage and mitigate these risks. Within the past three years alone, for example, Apollo has established a cross-functional reputational risk committee; created a corporate communications department and an internal government relations function; hired our first global head of citizenship and our first head of enterprise risk management; developed a comprehensive diversity and inclusion strategy; and devoted increased time and attention to our longstanding and successful ESG program. Nonetheless, I recognize that the challenges in this area are daunting, and the firm still has additional work to do. To that end, Apollo engaged a distinguished outside law firm, WilmerHale, to conduct a thorough review of the firm’s reputational risk management and corporate citizenship practices, identify any potential gaps, and make recommendations for additional improvements. I intend to recommend that Apollo adopt all of WilmerHale’s recommendations. A copy of WilmerHale’s report, which I encourage you to review, is linked here: [Insert link]

On a personal note, my family and I have long been engaged in philanthropy, focusing especially on medical research, arts and culture, and causes in support of the health, welfare and vitality of New York City. At this stage of my career, I look forward to spending greater time and energy with my family developing impactful philanthropic initiatives. Having reflected at great length on my professional relationship with Mr. Epstein, a relationship that I profoundly regret, and having discussed the matter with my family, I have also decided that one way I can begin to address the grievous error of having maintained a professional relationship with Mr. Epstein is to pledge $200 million towards initiatives that seek to achieve gender equality and protect and empower women, including supporting maternal health, women in finance and the arts, in the classroom, in laboratories and in the field of entrepreneurship, as well as helping survivors of domestic violence, sexual assault and human trafficking. My family and I intend to work with experts in these areas to develop a philanthropic plan that I hope will have a positive and enduring impact.

Finally, I recognize that the last few months have been challenging—not only due to the continuing global pandemic, economic dislocation, racial reckoning and political turmoil, but also because the heightened media scrutiny of Apollo has generated unwelcome attention for you and your leadership teams. I personally regret any distraction that may have caused. As the Conflicts Committee began its review, Apollo asked its investors and other stakeholders to allow the process to run its course. I know this was not easy, and I greatly appreciate your patience. Now that the review has concluded and the results have been made public, I hope that you now have all the information you need, and support the governance and related enhancements described above, to continue your longstanding partnership with Apollo. Nothing is more important to me.

Apollo Global Management, Inc. 9 West 57th Street New York NY 10019 +1 212.515.3200	4

I also want to thank Apollo’s more than 1,500 employees around the world, who work tirelessly to achieve the best possible returns on behalf of the firm’s valued investors. I am extremely proud of the extraordinary Apollo team, which I believe is the best in the industry. This has been a difficult time for them as well, and I appreciate the tremendous perseverance and dedication they have demonstrated throughout this period. I look forward to a brighter and prosperous year ahead.

If you have any further questions, please do not hesitate to contact Stephanie Drescher at (xxx) xxx-xxxx or xxxx@xxxxxx.com.

/s/ Leon D. Black
Leon D. Black

Chairman and CEO

Enclosures

Apollo Global Management, Inc. 9 West 57th Street New York NY 10019 +1 212.515.3200	5